EXHIBIT NO. 99.1

[AK STEEL LOGO]	News Release

Media Contact:         Alan H. McCoy, Vice President, Public Affairs (513) 425-2826

Investor Contact:     Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Signs Sale Agreement For Greens Port Industrial Park in Houston

MIDDLETOWN, OH, February 13, 2004—AK Steel Corporation (NYSE: AKS) today announced it has signed an agreement for the sale of a 600-acre industrial park in Texas to Greensport Management LLC of Houston, Texas. The industrial park is situated adjacent to the Houston Ship Channel, one of the busiest foreign cargo ports in the United States. Terms of the sale were not disclosed, and the sale is subject to completion of due diligence and customary closing conditions. AK Steel said it expects to complete the sale by March 31, 2004. AK Steel announced in October of 2003 its intention to sell the industrial park, located in Harris County, and to use the proceeds primarily to reduce its debt.

Headquartered in Middletown, AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. In addition, the company produces snow and ice control products.

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